EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

AMBRISENTAN PHASE II RESULTS PRESENTED AT ATS 2004

Statistically Significant Increase in the Primary Efficacy Endpoint Demonstrated

Denver, Colorado, May 24, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, announced that Lewis Rubin, M.D. presented detailed results of AMB-220, the Company’s Phase II safety and efficacy study of ambrisentan in patients with pulmonary arterial hypertension (PAH), at a mini symposium on “Emerging Therapies for PAH” at the American Thoracic Society (ATS) 2004 International Conference. As previously disclosed by the Company, the study results demonstrated a statistically significant increase in the primary efficacy endpoint, mean six-minute walk distances, in all dose groups evaluated.

“We are pleased with the results demonstrated by the primary and secondary endpoints, as well as the safety profile of ambrisentan,” said Michael Gerber, M.D., Senior Vice President, Clinical Development and Regulatory Affairs for Myogen. “These results formed the basis of the study design for ARIES-1 & 2, our two pivotal Phase III studies of ambrisentan in PAH, that we initiated earlier this year.”

AMB-220 was a multi-center, randomized, double-blind, dose-ranging Phase II study evaluating the effect of ambrisentan on exercise capacity of patients with moderate to severe PAH. A total of 64 patients were randomized into four dose groups of 1.0, 2.5, 5 and 10 mg p.o. q.d. and treated in a 12-week blinded period followed by a 12-week open-label dose adjustment period. Patients who completed the 24-week study were eligible to enroll in an open-label, long-term study. A total of 54 patients enrolled in the long-term study.

The primary efficacy endpoint of AMB-220 was change in six-minute walk distance (6MWD) at week 12 compared to baseline. Secondary endpoints, measured at week 12 compared to baseline, included: Borg dyspnea index, a measure of breathlessness; World Health Organization (WHO) Functional Classification, a measure of disease severity; time to clinical worsening; subject global assessment, a quality of life assessment; and cardiac hemodynamics in a subset of patients.

Of the patients enrolled, 84% were female, mean age was 51 ±16 years, 61% had primary pulmonary hypertension (PPH), and 39% had PAH related to scleroderma, anorexigen use or HIV infection. At baseline, 36% of the patients enrolled were classified as WHO Class II and 64% as Class III. The baseline 6MWD was 343 ±80 meters.

7575 West 103rd Avenue, #102, Westminster, Colorado 80021-5426 • Phone: 303-410-6666 • Fax: 303-410-6667

The primary endpoint results demonstrated that, ambrisentan improved 6MWD at week 12 compared to baseline, in the 1.0, 2.5, 5 and 10 mg dose groups by 33.9 ±9.6 (p=0.003), 37.1 ±8.6 (p=0.0004), 38.1 ±13.2 (p=0.011), 35.1 ±11.1 (p=0.008) meters, respectively. At weeks 16, 20 and 24, the mean increase in 6MWD for the combined dose groups was 50, 51 and 54 meters, respectively, using the last observation carried forward method to account for missing data. For patients with PPH, the study results indicated a dose-related improvement in 6MWD at week 12 of 31, 37, 41 and 54 meters, for the 1.0, 2.5. 5 and 10 mg dose groups, respectively. The mean increase in 6MWD for the combined PPH doses groups was 59, 56 and 64 meters at weeks 16, 20 and 24, respectively. WHO Class II and III patients also demonstrated improvements (38 and 35 meters at week 12, respectively) despite a significantly higher 6MWD at baseline for the Class II patients (Class II = 390 meters, Class III = 316 meters). Patients in all four dose groups showed a substantial improvement in Borg dyspnea index at week 12 and in the combined groups at week 24. After 12 weeks of treatment, 31% of the patients improved by one WHO class, 5.2% improved two WHO classes and 3.5% worsened by one WHO class. The cardiac hemodynamics results at week 12 were combined across dose groups (n=29) and were compared to baseline. The mean pulmonary artery pressure (mPAP) decreased 5.2 mmHg, the cardiac index (CI) increased 0.33 L/min/m2, and the pulmonary vascular resistance (PVR) decreased 226 dynes•sec•cm-5 (2.8 units), (all p<0.001). The mean right atrial pressure decreased 0.45 mmHg (p=ns).

Based on preliminary analysis of the data for those patients who have reached week 48 (n=34) of the long-term study, the effect of ambrisentan on exercise capacity appears to be durable based on a sustained increase in 6MWD and improved scores in the Borg dyspnea index.

The study results demonstrated a low incidence and severity of adverse events. The most frequent adverse events were peripheral edema, upper respiratory tract symptoms, nasal congestion, headache, nausea and flushing. Abnormal elevations of liver function tests, specifically aminotransferases, are indicative of liver injury or toxicity and have previously been reported as complications in studies with other endothelin receptor antagonists. Four patients in AMB-220 developed transient elevations of serum aminotransferases greater than three times (>3X) the upper limit of normal (ULN) during the 24-week study: one patient required discontinuation of drug, one patient required dose reduction, and two patients had elevations that were not confirmed and did not require dose adjustment. At the end of the 24-week study, 45% of patients were receiving the highest dose, 10 mg per day, none of who developed aminotransferase elevations greater than >3X ULN. There were no apparent drug-drug interactions, most particularly with warfarin, an anticoagulant drug commonly administered to patients with PAH.

About Pulmonary Arterial Hypertension

Pulmonary arterial hypertension, or PAH, is a severely debilitating disease of the lungs characterized by severe constriction of the blood vessels in the lungs leading to resistance to blood flow and high pulmonary arterial pressures. Patients with PAH suffer from extreme shortness of breath as the heart struggles to pump against these high pressures causing such patients to ultimately die of heart failure. PAH afflicts approximately 40,000 patients, predominantly women, in the United States.

About Ambrisentan

Ambrisentan is a type-A selective endothelin receptor antagonist and potent inhibitor of endothelin-induced vasoconstriction. Endothelin is a small peptide hormone that is believed to play a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic kidney disease, hypertension, chronic heart failure, stroke and reclosure of coronary arteries after balloon angioplasty or stent implantation. Therefore, many scientists believe that agents that block the detrimental effects of endothelin will provide significant benefits in the treatment of these conditions. Ambrisentan is selective for the ET(A) receptor versus the ET(B) receptor and demonstrates high potency, high bioavailability, and a half-life that may be suitable for once a day dosing.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in

Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2003 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.